Ubiquity Announces Industry Veteran James Nelson as New Board Member

-	James Nelson Becomes Newest Member to join Ubiquity’s Board of Directors

IRVINE, Calif., April 07 - 2014 (Marketwired) – Irvine-based Ubiquity Corp. (OTCQB:UBIQ) today announced that it has appointed James L. Nelson, industry veteran and current Icahn Enterprises board member, to its board of directors, effective April 9, 2014.

CEO, Chris Carmichael said that, “We are thrilled to have James join our team. He brings tremendous experience and value as a director and his leadership experience as CEO and Chairman in other leading companies will be an extremely significant contribution to our effort to make Ubiquity a market leader. This is just one of the latest initiatives that we have taken at Ubiquity to drive shareholder value, enhance corporate governance and add depth to our leadership team.”

Co-Chairman Nicholas Mitsakos added, "Jim brings a unique strategic and transactional perspective to our board. His impressive range and depth of knowledge and experience will enable Ubiquity to implement its business model much more effectively."

“I am pleased to be part of the Ubiquity Board,” said Mr. Nelson. “Ubiquity has a highly compelling story and is uniquely positioned with its broad IP portfolio and culture of innovation to emerge as a leader in the next generation of web and mobile based technologies.”

About James L. Nelson

Mr. Nelson has served as a director and member of the audit committee of Icahn Enterprises G.P., since June 2001.  Mr. Nelson has served as a director and member of the audit committee of several of Icahn’s operating segments including Tropicana Entertainment Inc., Viskase Companies, Inc., American Entertainment Properties Corp., and Atlantic Coast Entertainment Holdings, Inc. Other posts held by Mr. Nelson include serving as Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company, and Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. He was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector, and served on the Board of Orbitex Financial Services Group.

Additionally, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company, a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer, a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. He served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and distributor of video games and video game peripherals, Since June 2011 he has served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation and, since January 2012, Chairman of its Board of Directors. Since November 2013, Mr. Nelson has served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Since March 2010 he has served as a director of Tropicana Entertainment.

About Ubiquity Broadcasting Corp.

Based in Irvine, CA. Ubiquity is a vertically integrated, technology-focused media company. Ubiquity is focused in five specific areas with a robust portfolio of patents and intellectual property. First, the Company has developed an intuitive user interface making access to all content from any device in a simple, consistent format. Second, Ubiquity enables the search and identification of any object and image in all video and digital media. Third, it has developed a platform for mobile transaction including the integration of payments, money transfers, coupons and gifts. Ubiquity has also developed an industry-leading, intuitive, immersive consumer experience for all web-based activity. Finally, the company allows for the personalization of all content, whether public or private, in a unique accessible way.

Through Ubiquity Labs we are leveraging an extensive portfolio of intellectual property spanning Web 3.0, immersive advertising, video compression, content distribution, eCommerce, and mobile applications to support the commercialization of new technologies. In addition, we intend to pursue strategic licensing opportunities. Through Ubiquity Studios, we provide we engage in the commercial production, distribution and exploitation of entertainment products including but not limited to television, commercials and film. For more information, visit www.ubiquitycorp.com.

Forward-Looking Statements

This news release contains forward-looking statements and information that are based on the beliefs of management and reflect the Company‘s current expectations. When used in this news release, the words “estimate“, “project“, “belief“, “anticipate“, “intend“, “expect“, “plan“, “predict“, “may” or “should” and the negative of these words or such variations thereon or comparable terminology, are intended to identify forward-looking statements and information. Such statements and information reflect the current view of the Company with respect to risks and uncertainties that may cause actual results to differ materially from those contemplated in those forward-looking statements and information.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the failure of the business strategy, the integrity of the Company‘s patents and proprietary intellectual property and competition. The Company cautions that the foregoing list of risk factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. When relying on the Company‘s forward-looking statements and information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events, including the risk factors set out in the Company‘s 10K for the year ended December 31, 2012. See the sections entitled "Risk Factors" in Ubiquity’s quarterly and annual reports as filed by Ubiquity from time to time with the Securities and Exchange Commission. The Company has assumed that the material factors referred to above will not cause such forward-looking statements and information to differ materially from actual results or events.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS NEWS RELEASE REPRESENTS THE EXPECTATIONS OF THE COMPANY AS OF THE DATE OF THIS NEWS RELEASE AND, ACCORDINGLY, IS SUBJECT TO CHANGE AFTER SUCH DATE. READERS SHOULD NOT PLACE UNDUE IMPORTANCE ON FORWARD-LOOKING INFORMATION AND SHOULD NOT RELY UPON THIS INFORMATION AS OF ANY OTHER DATE. WHILE THE COMPANY MAY ELECT TO, IT DOES NOT UNDERTAKE TO UPDATE THIS INFORMATION AT ANY PARTICULAR TIME EXCEPT AS REQUIRED IN ACCORDANCE WITH APPLICABLE SECURITIES LEGISLATION.

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